Exhibit 99

[ITC^DELTACOM LOGO]

INVESTOR CONTACT:	MEDIA CONTACT:

Douglas A. Shumate Chief Financial Officer 706-385-8189 dshumate@itcdeltacom.com	Mary Catherine R. Bassett Weber Shandwick Worldwide 404-266-7568 mbassett@webershandwick.com

FOR IMMEDIATE RELEASE

ITC^DELTACOM AND BTI CLOSE MERGER CREATING ONE OF THE LARGEST

COMPETITIVE TELECOM CARRIERS IN SOUTHERN UNITED STATES

—Company Receives $35 Million in New Equity and Names Four New Board Members—

WEST POINT, Ga.—[October 6, 2003]—ITC^DeltaCom, Inc. (OTC BB: ITCD.OB) today completed its previously announced merger with BTI Telecom Corp. (BTI), establishing the combined company as one of the region’s largest competitive local exchange carriers (CLEC). As of the merger closing, Welsh, Carson, Anderson & Stowe (WCAS) invested $35 million in consideration of a new issue of ITC^DeltaCom convertible preferred stock. The combined company will operate under the name ITC^DeltaCom.

“We have received tremendous feedback regarding this merger and the opportunity it presents to solidify our leadership position in the regional telecommunications industry,” said Larry Williams, chairman and chief executive officer, ITC^DeltaCom. “During the past 90 days, our teams have worked together to develop a comprehensive roadmap for the integration of our businesses after the merger. We remain confident the new ITC^DeltaCom will be able to quickly realize the synergies created by the merger and bring added benefits to our employees, customers, dealers and investors.”

The merger brings together a wide range of products, expertise and resources, provides access to growth opportunities in new geographic markets and allows significant cost structure improvement opportunities. The company anticipates that the merger will generate annual cost savings of approximately $40 to $60 million, the majority of which are expected to be achieved by the end of the first year following the merger closing. All of these factors, combined with the company’s solid management team and commitment to customer service, enhance the market position of the combined company and strengthen its position for future consolidation opportunities.

“This merger brings together the best of the best by combining two top regional telecom providers who have an unmatched commitment to innovation and quality customer service,” said Jay Braukman, chief operating officer, ITC^DeltaCom. “Now that the closing process is complete, the team can focus on executing the integration of the two businesses and building upon the best practices of each respective organization for the overall benefit of our customers.”

In addition, ITC^DeltaCom announced the appointment of four new members to its Board of Directors. Joining the existing seven board members are: Anthony J. de Nicola, General Partner, Welsh Carson; Thomas E. McInerney, General Partner, Welsh Carson; Sanjay Swani, General Partner, Welsh Carson; and John Almeida, Jr., Principal, Welsh Carson.

Fact Sheet

A fact sheet related to the merger is available at http://www.itcdeltacom.com/itc/fact_sheet.asp.

Investor Presentation

The company’s investor presentation is available at

http://www.itcdeltacom.com/itc/files/Investor_Presentation092103.ppt.

ABOUT ITC^DELTACOM

ITC^DeltaCom, headquartered in West Point, Ga., provides, through its operating subsidiaries, integrated telecommunications and technology services to businesses and consumers in the southern United States. Following the October 2003 merger of two leading regional telecommunications providers, ITC^DeltaCom and BTI Telecom Corp., ITC^DeltaCom has a fiber optic network spanning approximately 14,500 route miles and approximately 230 Points of Presence (POPs) and offers a full suite of voice, data and Internet services including local, long distance, data, broadband, colocation and Web hosting. The company operates approximately 30 voice switches and 70 data switches, and is one of the largest competitive telecommunications providers in its region (based on revenue). ITC^DeltaCom has interconnection agreements with BellSouth, Verizon, Southwestern Bell, CenturyTel and Sprint

for resale and access to unbundled network elements and is a certified competitive local exchange carrier (CLEC) in Arkansas, Texas, Virginia and all nine BellSouth states. For more information about ITC^DeltaCom, visit http://www.itcdeltacom.com.

Statements contained in this news release regarding ITC^DeltaCom’s expected financial condition, revenues, cash flow and other operating results, cost savings and other potential benefits of its combination with BTI, business strategy and other planned events and expectations are forward-looking statements that involve risks and uncertainties. Actual future results or events may differ materially from these statements. Readers are referred to the documents filed by ITC^DeltaCom with the Securities and Exchange Commission, including ITC^DeltaCom’s annual report on Form 10-K filed on March 31, 2003, for a discussion of important risks that could cause actual results to differ from those contained or implied in the forward-looking statements. These risks, some of which are discussed in ITC^DeltaCom’s filings under the heading “Risk Factors,” include uncertainties in integrating the business operations of BTI and achieving expected cost savings, dependence on new product development, rapid technological and market change, dependence upon rights of way and other third-party agreements, debt service and other cash requirements, liquidity constraints and risks related to future growth and rapid expansion. Other important risks factors that could cause actual events or results to differ from those contained or implied in the forward-looking statements include, without limitation, customer reductions in services, delays or difficulties in deployment and implementation of colocation arrangements and facilities, appeals of or failures by third parties to comply with rulings of governmental entities, inability to meet installation schedules, general economic and business conditions, failure to maintain underlying service/vendor arrangements, competition, adverse changes in the regulatory or legislative environment, and various other factors beyond ITC^DeltaCom’s control. ITC^DeltaCom expressly disclaims any obligation to update any forward-looking statements contained in this press release, whether to reflect events or circumstances after the date hereof or otherwise.

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